Exhibit 99.1

BRIGHAM MINERALS, INC. ANNOUNCES THE
APPOINTMENT OF GAYLE BURLESON AND STACY HOCK TO
AND THE RESIGNATION OF HOWARD KEENAN FROM THE BOARD OF DIRECTORS

AUSTIN, Texas - Brigham Minerals, Inc. (NYSE: MNRL) (“Brigham Minerals,” “Brigham,” or the “Company”), a leading mineral and royalty interest acquisition company, today announced that based on the recommendation of the Nominating & Governance Committee and the unanimous approval of the Board of Directors, the Company has appointed two independent directors, Gayle Burleson and Stacy Hock, to the Company’s Board effective immediately. In addition, Howard Keenan has concurrently announced his resignation from the Board of Directors. With the appointment of Ms. Burleson and Ms. Hock concurrent with the resignation of Mr. Keenan, the Board of Directors will have nine members.

Robert M. (“Rob”) Roosa, Chief Executive Officer, commented “We are extremely excited to appoint Gayle and Stacy to our Board and believe that we’ve taken significant, meaningful steps to add both complimentary skill sets and differing perspectives to the Brigham Minerals’ Board. Gayle brings significant expertise in US Shale development with a deep knowledge of the Permian Basin via 15 years of senior leadership experience with Concho Resources Inc. Stacy is a dynamic leader with a strong strategic vision via her experience as a private investor, philanthropist, and public policy advocate. She brings a unique viewpoint to the Board and will provide a fresh perspective given her significant board level experience.”

Robert M. (“Rob”) Roosa, Chief Executive Officer, concluded, “I want to personally thank Howard for his dedication and service to our Company since 2013. Howard has been a staunch believer in the minerals space since we first met to discuss forming the business. His visionary support, unwavering service and sage counsel have been critical to our evolution into a premier, publicly traded mineral company. On behalf of the entire Board and Management team I would like to thank Howard for all he helped us achieve over the past eight years and we wish him the best as he shifts focus to other investments and opportunities.”

Ms. Burleson currently serves on the boards of Select Energy Services, Inc (NYSE: WTTR) and privately held Chisholm Energy Holdings, LLC. Ms. Burleson was most recently with Concho Resources Inc. (NYSE: CXO) as the Senior Vice President of Business Development and Land and held that position until Concho’s acquisition by ConocoPhilips (NYSE: COP) in January 2021. She was employed for 15 years at Concho Resources in various roles and capacities with ever increasing leadership responsibilities. Prior to joining Concho Resources, Ms. Burleson served in a number of engineering and operations positions with BTA Oil Producers, Mobil Oil Corporation, Parker & Parsley Petroleum Company, and Exxon Corporation. Ms. Burleson received her B.S. in Chemical Engineering from Texas Tech University.

Ms. Hock is a private investor and currently serves on the boards of Aminex Therapeutics, a privately held clinical stage drug development company, the African Dream Initiative and the Texas Public Policy Foundation. She also serves on the Blanton Museum of Art National Leadership Board, The University of Texas at Austin McCombs MBA Advisory Board, and The University of Austin Board of Advisors. Ms. Hock previously held senior management positions in the software industry, including IBM’s WebSphere Software Services business. Ms. Hock received her B.S. in Computer Science and Electrical Engineering from the Massachusetts Institute of Technology, and her M.B.A from the University of Texas in Austin.

ABOUT BRIGHAM MINERALS, INC.

Brigham Minerals is an Austin, Texas, based company that acquires and actively manages a portfolio of mineral and royalty interests in the core of some of the most active, highly economic, liquids-rich resource basins across the continental United States. Brigham Minerals’ assets are located in the Permian Basin in Texas and New Mexico, the SCOOP and STACK plays in

Exhibit 99.1
the Anadarko Basin of Oklahoma, the DJ Basin in Colorado and Wyoming, and the Williston Basin in North Dakota. The Company’s primary business objective is to maximize risk-adjusted total return to its shareholders by both capturing organic growth in its existing assets as well as leveraging its highly experienced technical evaluation team to continue acquiring minerals.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains forward-looking statements. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company's production and other guidance within this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include, but are not limited to, continued downturns or delays in resuming operator activity due to commodity price fluctuations, the Company’s ability to integrate acquisitions into its existing business, changes in oil, natural gas and NGL prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, operational factors affecting the commencement or maintenance of producing wells on the Company’s properties, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation, global or national health events, including the ongoing spread and economic effects of the ongoing COVID-19 pandemic, potential future pandemics, the actions of the Organization of Petroleum Exporting Countries and other significant producers and governments and the ability of such producers to agree to and maintain oil price and production controls and other legal or regulatory developments affecting the Company’s business and other important factors. These and other applicable uncertainties, factors and risks are described more fully in the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2020, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise except as required by applicable law.

Contacts
At the Company:
Brigham Minerals, Inc.
Blake C. Williams
Chief Financial Officer
(512) 220-1500
InvestorRelations@brighamminerals.com